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                                                                EXHIBIT 99.1


[MAIL-WELL LOGO]
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                                            8310 S. Valley Highway, #400
                                                Englewood, CO 80112-5806

                                                      INVESTOR RELATIONS
                                                   PHONE: (303) 790-8023
                                                     FAX: (303) 566-7466
                                                       www.Mail-Well.com

                                    NEWS

        MAIL-WELL COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR
             EXISTING 8 3/4% SENIOR SUBORDINATED NOTES DUE 2008

ENGLEWOOD, CO. (JANUARY 21, 2004) -- Mail-Well, Inc., (NYSE: MWL) today announced that it is commencing a cash tender offer and consent solicitation (the "Offer") for any and all of its $300,000,000 outstanding principal amount of its 8 3/4% Senior Subordinated Notes due 2008, CUSIP Number 56032E AD 5 (the "Notes").

The Offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, February 18, 2004, unless extended or earlier terminated (the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, February 3, 2004 (the "Consent Date"), unless extended or earlier terminated. Holders tendering their Notes under the indenture will be required to consent to certain proposed amendments (the "Proposed Amendments") to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants. Adoption of the Proposed Amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes under the indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering the Notes.

Holders who validly tender their Notes on or prior to the Consent Date will receive the total consideration of $1,045, per $1,000 principal amount of Notes (if such Notes are accepted for purchase), consisting of (i) the tender price of $1,015 and (ii) the consent payment of $30, per $1,000 principal amount of Notes (if such Notes are accepted for purchase). Holders who validly tender their Notes after the Consent Date but on or prior to the Expiration Date will receive the tender price of $1,015 per $1,000 principal amount of Notes (if such Notes are accepted for purchase). In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes (if such Notes are accepted for purchase).

The Offer is subject to the satisfaction of certain conditions, including the Company's receipt of tenders of Notes representing a majority of the aggregate principal amount of the Notes outstanding under the indenture governing the Notes, consummation of the required financing, consent from the lenders under the Company's credit facility, as well as other customary conditions. The terms of the Offer are described in the Company's Offer to Purchase and Consent Solicitation Statement dated January 21, 2004, copies of which may be obtained from MacKenzie Partners, Inc.

The Company has engaged Credit Suisse First Boston LLC to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 538-4807 (collect). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (US toll-free) and (212) 929-5500 (collect).

The announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 21, 2004.